UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 31, 2012

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 31, 2012, Mr. James R. Edwards, age 60, was appointed Vice President, General Counsel and Corporate Secretary, replacing William L. Hoese, who, effective as of the same date, resigned from those positions in anticipation of his retirement.  Mr. Edwards is eligible for and will participate in the Company’s bonus plan for elected officers and the Transition Protection Plan.

Mr. Edwards has served as Senior Vice President, General Counsel and Secretary of Cubic Transportation Systems, Inc., a subsidiary of the Company, as well as Associate General Counsel and Assistant Corporate Secretary of the Company, since February 2008.  From April 2004 to November 2007, Mr. Edwards served as senior vice president and general counsel of Kratos Defense.  He previously served as senior legal counsel for Qualcomm Incorporated.  Prior to joining Qualcomm, Mr. Edwards held general counsel positions at Wireless Knowledge, Inc., a Qualcomm subsidiary; Vapotronics, Inc., a developer of medical device technologies; General Atomics, an energy and defense contractor; and Logicon, Inc., a defense contractor.

Mr. Edwards is a graduate of the University of San Diego School of Law, where he received his Juris Doctorate, and of Colorado State University, where he received his Bachelor of Science Degree in Psychology, cum laude. He helped found the Southern California Chapter of the Association of Corporate Counsel (ACC) and has held leadership positions on the San Diego and national ACC boards.

Mr. Edwards has not had, and is not expected to have, any transaction with the Company which is reportable under Item 404(a) of SEC Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 3, 2012	CUBIC CORPORATION

		By:	/s/ William W. Boyle
		Name:	William W. Boyle
		Title:	Senior Vice President and Chief Financial Officer